Exhibit 15

Letter of Consent
Re: Unaudited Condensed Consolidated Interim Financial Information

We are aware of the incorporation by reference in the Registration Statement on Form S-8 dated February 23, 2000 of Beautymerchant.com Inc. for the registration of 12,225 shares of its common stock of our report relating to the unaudited condensed consolidated interim financial statements of Beautymerchant.com Inc. that are included in its Form 10-Q for the quarter ended June 30, 1999 and Form 10-Q for the quarter ended September 30, 1999.




/s/ R. Chris Cottone
By: R. Chris Cottone, CPA
Fort Lauderdale, Florida
Telephone: (954) 242-0646
Facsimile: (954) 977-3986
February 23, 2000